Exhibit 10.18

MURPHY USA INC.

FORM OF TIME-BASED RESTRICTED STOCK UNITS GRANT AGREEMENT

Time-Based Restricted Stock Unit Award Number:	Name of Awardee:	Number of Restricted Stock Units Subject to this Award:

This Restricted Stock Unit Award is granted on and dated [Insert date],  by Murphy USA Inc, a Delaware corporation (the Company), pursuant to and for the purposes of the 2013 Stock Plan for Non-Employee Directors (the Plan) subject to the provisions set forth herein and in the Plan.  Capitalized terms not defined herein shall have the meaning set forth in the Plan.

1.  The Company hereby grants to the individual named above (the Awardee) an Award of Restricted Stock Units each equal in value to one share of Common Stock of the Company.  This award constitutes a right to receive shares in the future and does not represent any current interest in the shares subject to the award.

2.    Subject to paragraph 3 below and in accordance with the Plan, this award will fully vest and shares will be issued, without restrictions, on the third anniversary of the date of grant,  [Insert Vesting Date] (the Vesting Date), or otherwise in accordance with the Plan in the event of termination of Board Membership prior to the third anniversary of such date of grant.  This award shall not vest whenever the delivery of shares under it would be a violation of any applicable law, rule or regulation.

3.    The Award will fully vest and 100 percent of the restricted stock units will be deemed to be earned and shares will be issued, without restrictions, upon the occurrence of a Change in Control provided, however, that no issuance of shares will be made until the Vesting Date unless the Change in Control also qualifies as a change in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets, as determined under Section 409A of the Internal Revenue Code.

4.   In the event of any relevant change in the capitalization of the Company subsequent to the date of this grant and prior to its vesting, the number of units will be equitably adjusted to reflect that change.

5.    This award is not assignable except as provided in the case of death and is not subject in whole or in part to attachment, execution or levy of any kind.

6.   The holder of these Restricted Stock Units shall not be eligible to receive any dividends, dividend equivalents or other distributions paid with respect to these shares during the Restricted Period. An amount equivalent to these dividends, dividend equivalents and/or other distributions shall be paid to the holder upon the issuance of shares and payment of the award. Any such payment (unadjusted for interest) shall be made in whole shares of Common Stock of the Company and in cash equal to the value of any fractional shares.

In the case of any conflict between the terms of this Award and the terms of the Plan, the terms of the Plan shall control.

R. Andrew Clyde President & CEO
Attest:

John A. Moore Senior Vice President, General Counsel & Secretary